Exhibit 5.1

October 28, 2022

SomaLogic, Inc.
2945 Wilderness Place
Boulder, Colorado 80301

Re:	SomaLogic, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to SomaLogic, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), including the prospectus contained in the Registration Statement (the “Prospectus”) relating to the offer and resale of an aggregate of up to 9,608,860 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), by the selling stockholders named therein (the “Selling Stockholders”). The Shares consist of (i) 4,030,472 Shares (the “Upfront Shares”) issued at the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of July 25, 2022 (the “Merger Agreement”), by and among the Company, Panther Merger Subsidiary I, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, Panther Merger Subsidiary II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, Palamedrix, Inc., a Delaware corporation, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Shareholder Representative; and (ii) up to 5,578,388 additional Shares (the “Milestone Shares”) issuable to the Selling Stockholders if certain milestones are achieved, as described in the Merger Agreement. With respect to the Milestone Shares, we have assumed (a) the achievement of all milestones set forth in the Merger Agreement, (b) that the Company elects to pay all future milestone consideration in shares of the Company’s Common Stock, and (c) that the per share price used to calculate the number of Milestone Shares to be issued is $3.09, which represents the closing price of the Common Stock as reported on the Nasdaq Capital Market on October 25, 2022.

In connection herewith, we have examined:

(1)	the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”);

(2)	the Amended and Restated Bylaws of the Company;

(3)	the Registration Statement;

(4)	the Prospectus; and

(4)	the Merger Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Registration Statement and certificates and statements of appropriate representatives of the Company.

SomaLogic, Inc. October 28, 2022 Page 2

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized, and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Upfront Shares have been duly authorized for issuance and are validly issued, fully paid and non-assessable, and the Milestone Shares have been duly authorized for issuance.

2.	When issued and delivered in accordance with the Merger Agreement, and assuming that upon issuance thereof, such Milestone Shares, together with all shares of Common Stock previously issued or reserved for issuance and not duly and lawfully retired do not exceed the number of shares authorized for issuance pursuant to the Charter at such time, will be validly issued, fully paid and non-assessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus. We also consent to your filing copies of this opinion letter with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Bryan Cave Leighton Paisner LLP